Exhibit (g)(7)

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT (“Agreement”) is made this ___ day of ____________, 2025, by and among Man Solutions LLC, a Delaware limited liability company (the “Adviser”), Man Solutions Limited, a limited company organized under the laws of England and Wales (the “Sub-Adviser”) and, solely for purposes of Section 9, Man Alternative Income Fund, a Delaware statutory trust (the “Fund”).

WHEREAS, the Adviser has been retained by the Fund, a registered management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) to provide investment advisory, management, and administrative services to the Fund; and

WHEREAS, the Adviser wishes to engage the Sub-Adviser to provide certain investment advisory services to the Fund, and the Sub-Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. In accordance with and subject to the Investment Advisory Agreement between the Fund and the Adviser (the “Advisory Agreement”), the Adviser hereby appoints the Sub-Adviser to act as sub-adviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. The Adviser shall cause the Sub-Adviser to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. The Adviser shall furnish the Sub-Adviser with such other documents and information with regard to the Fund’s affairs as the Sub-Adviser may from time to time reasonably request.

3. Subject to the supervision of the Fund’s Board of Trustees (the “Board”) and the Adviser, the Sub-Adviser shall regularly provide the Fund with investment research, advice, inputs and recommendations to assist the Adviser in making determinations regarding the allocation of assets to each of the Fund’s other investment sub-advisers (“Investment Sub-Advisers”), and shall provide those inputs and recommendations all subject to the provisions of the Fund’s Amended and Restated Declaration of Trust and Bylaws (collectively, the “Governing Documents”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund as stated in the Fund’s then-current Prospectus and Statement of Additional Information and any exemptive orders and SEC staff no-action letters applicable to the Fund referred to above, and any other specific policies adopted by the Board and disclosed to the Sub-Adviser. The Parties agree that the Investment Sub-Advisers of the Fund that are affiliated with the Adviser shall be responsible for placing orders or otherwise communicating trade instructions with brokers and counterparties on behalf of the Fund. The Sub-Adviser shall have no authority, responsibility or obligation with respect to the custody of securities or other assets of the Fund and, except as otherwise provided in this Agreement, shall not be responsible or liable for any act or omission of any custodian, sub-custodian or prime broker of the Fund.

4. The Sub-Adviser may delegate to any other one or more companies that the Sub-Adviser controls, is controlled by, or is under common control with, or to specified employees of any such companies, certain of the Sub-Adviser’s duties under this Agreement, provided in each case the Sub-Adviser will supervise the activities of each such entity or employees thereof, that such delegation will not relieve the Sub-Adviser of any of its duties or obligations under this Agreement and provided further that any such arrangements are entered into in accordance with all applicable requirements of the 1940 Act.

5. The Sub-Adviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Sub-Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

6. (a) The Sub-Adviser, at its expense, shall supply the Board, the officers of the Fund, and the Adviser with all information and reports reasonably required by them and reasonably available to the Sub-Adviser relating to the services provided by the Sub-Adviser hereunder.

(b) Each of the Adviser and Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for it to perform its duties under this Agreement; provided, for the avoidance of doubt, that (i) any expenses attributable to administrative services under that separate Administration Agreement, dated ____________, 2025, by and between the Fund and the Adviser and (ii) all other costs and expenses of the Fund’s operations, shall, in each case, be deemed to be an expense of the Fund.

7. No member of the Board, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Sub-Adviser or any affiliated company of the Sub-Adviser, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Sub-Adviser’s or any affiliated company’s staff.

8. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, an annual advisory fee, payable monthly in arrears, as specified in Schedule A hereto. The Sub-Adviser may waive a portion of its fee, as permitted by law and agreed by the Sub-Adviser and the Adviser. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

9. (a) The Sub-Adviser and each of the Sub-Adviser’s officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it (including any individual who serves at the Sub-Adviser’s request as director, manager, partner, agent, employee, member or the like of another entity) (each such person being an “Indemnitee”) shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that the Sub-Adviser shall not be protected against any liability to the Fund or its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith, fraud or gross negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations (“disabling conduct”). An Indemnitee may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care. Absent disabling conduct, the Fund will indemnify the Indemnitees against, and hold them harmless from, any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Sub-Adviser’s services under this Agreement or otherwise as sub-adviser for the Fund. The Indemnitees shall not be liable under this Agreement or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent; provided, that such broker or other agent shall have been selected, engaged or retained and monitored by the Sub-Adviser in good faith, unless such action or inaction was made by reason of disabling conduct, or in the case of a criminal action or proceeding, where the Sub-Adviser had reasonable cause to believe its conduct was unlawful.

(b) Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnitee was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnitee was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or (b) an independent legal counsel in a written opinion.

(c) An Indemnitee shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnitee shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnitee shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnitee will ultimately be found to be entitled to indemnification.

10. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Sub-Adviser who may also be a Board member, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities consistent with the investment policies of the Fund or one or more other accounts of the Sub-Adviser is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Sub-Adviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Sub-Adviser’s policies and procedures as presented to the Board from time to time.

11. For the purposes of this Agreement, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

12. This Agreement shall continue in effect for two years as of the date first written above, and shall continue automatically for successive annual periods thereafter, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Fund’s Board of Trustees who are not “interested persons,” as that term is defined in Section 2(a)(19) of the 1940 Act, of the Fund or parties to this Agreement, in accordance with the requirements of the 1940 Act.

13. This Agreement is terminable with respect to the Fund without penalty by the Adviser, the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case upon 60 days’ written notice to the Sub-Adviser, or by the Sub-Adviser upon 60 days’ written notice to the Fund and the Adviser, and will be terminated upon the mutual written consent of the Adviser and the Sub-Adviser. This Agreement shall terminate automatically in the event of its assignment by the Sub-Adviser and shall not be assignable by the Adviser without the consent of the Sub-Adviser.

14. The Sub-Adviser agrees that for any claim by it against the Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of the Fund for satisfaction.

15. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved, if so required by the 1940 Act, by vote of the holders of a majority of the Fund’s outstanding voting securities.

16. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

17. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

MAN SOLUTIONS LLC

By:
Name:
Title:

MAN SOLUTIONS LIMITED

By:
Name:
Title:

MAN ALTERNATIVE INCOME FUND

(Solely for purposes of Section 9)

By:
Name:
Title:

[Signature Page to Sub-Advisory Agreement with Man Solutions Limited]

SCHEDULE A

Man Alternative Income Fund

Date:

____________, 2025

Fee:

In consideration for the Sub-Adviser’s provision of services pursuant this Agreement with respect to the portion of the Fund’s assets allocated to the Sub-Adviser (the “Allocated Assets”), the Adviser shall pay the Sub-Adviser at an annual rate of 1.25% of the average daily value of Allocated Assets and if the weighted average annual fee rate of all of the sub-advisers of the Fund exceeds 1.25%, then the amount payable to the Sub-Adviser shall be reduced in accordance with the Adviser’s internal fee allocation methodologies.

The Adviser and the Sub-Adviser may, from time to time and as mutually agreed, reduce any portion of the compensation due to the Sub-Adviser pursuant to this Agreement in accordance with the Adviser’s internal fee allocation methodologies. Any such reduction shall be applicable only to such specific reduction and shall not constitute an agreement to reduce any future compensation due to the Sub-Adviser hereunder. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Allocated Assets equals zero.